EXHIBIT 99.1

PricewaterhouseCoopers LLP One Utah Center 201 South Main Street, Suite 900 Salt Lake City UT 84111 Telephone (801) 531 9666 Facsimile (801) 363 7371

To the Board of Directors

of Franklin Capital Corporation as Servicer,

Citibank, N.A., as indenture administrator and Wilmington Trust Company as indenture trustee under the Indenture dated December 1, 2005 and

Deutsche Bank Trust Company Delaware as owner trustee under

the Trust Agreement dated December 1, 2005 related to

the 4.49625%, 4.84%, 4.91%, 5.01%, 5.12% and 5.44% Asset Backed Notes:

We have examined management’s assertion about Franklin Capital Corporation’s (“FCC”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) to the extent such procedures are applicable, in connection with the Sale and Servicing Agreement dated as of December 1, 2005, as of September 30, 2006 and for the period from December 1, 2005 to September 30, 2006 included in the accompanying management assertion (see Exhibit I). Management is responsible for FCC’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about FCC’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FCC’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of FCC’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that FCC complied with the aforementioned minimum servicing standards as of September 30, 2006 and for the period from December 1, 2005 to September 30, 2006 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

November 15, 2006

EXHIBIT I

[Logo Omitted]

47 West 200 South, Suite 500 • Salt Lake City, UT 84101 • (800) 826-0236

November 15, 2006

PricewaterhouseCoopers LLP

201 South Main Street, Suite 900

Salt Lake City, UT 84111

As of September 30, 2006 and for the period from December 1, 2005 to September 30, 2006, Franklin Capital Corporation has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) in connection with the Sale and Servicing Agreement dated as of December 1, 2005.

Sincerely,

/s/ Tonya B. Roemer
Tonya B. Roemer Senior Vice President/Assistant Corporate Treasurer Franklin Capital Corporation